                                   EXHIBIT 3.5

         The Board of Directors of Solvis Group, Inc. met on November 12, 2003 in order to amend the Bylaws of the Corporation. The following resolution was passed by unanimous consent.

         RESOLVED, that the Bylaws of the Corporation be amended as follows:

         ARTICLE I - SECTION 1 - Stockholders' meetings shall be held in the office of the Corporation, or at such other place or places as the Directors shall, from time to time, determine.

         ARTICLE I - SECTION 2 - The Annual Meeting of the stockholder of this Corporation shall be held at such time and place as shall be determined by the Board of Directors, a which time there shall be elected by the stockholders of the Corporation, a Board of Directors for the ensuing year, and the stockholders shall transact such other business as shall properly come before them.

         ARTICLE I - SECTION 5 - Special meetings of the stockholders may be called at any time by the Chairman of the Board, the Chief Executive Officer, a majority of the Board of Directors, or by the holder of a majority shares of the capital stock of the Corporation. The Secretary shall mail a notice of such meeting called to each stockholder of the Company, at least ten (10) days before such meeting, and such notice shall state the time and place of the meeting, and the object thereof. No business shall be transacted at a special meeting except as stated in the notice sent to the stockholders, unless by unanimous consent of all stockholders present, either in person or by proxy, all such stock being represented at the meeting.

         ARTICLE III - SECTION 1 - A Board of Directors, consisting of at least three (3) and no more than nine(9) persons shall be chosen annually by the stockholders at their annual meeting to manage the affairs of the Company, except that, in case all the shares of the Corporation are owned beneficially and of record by either one or two stockholders, the number of Directors may be less than three (3) but not less than the number of stockholders. The Directors' term of office shall be one (1) year, and Directors may be elected for successive annual terms. In the absence of an Annual Meeting, Directors shall serve until the next election of directors at the next Annual Meeting of stockholders.

         ARTICLE III - SECTION 3 - Regular meetings of the Board of Directors shall be held from time to time, at the office of the Company, or at such other time or place as the Board of Directors shall, by resolution appoint; special meetings may be called by the Chairman of the Board, President, or any Director, giving ten (10) days' notice to each Director. Special meetings may also be called by execution of the appropriate waiver of notice and called when executed by a majority of the Directors of the Company. A majority of the Directors shall constitute a quorum.

         ARTICLE III - SECTION 6 - The Board of Directors shall elect, by majority vote, a Chairman, who shall preside at all meetings of the Board of Directors and of shareholders.

         ARTICLE IV - SECTION 1 - The officers of this Company shall consist of a President, one or more Vice Presidents, Secretary, Treasurer, and such other officers as shall, from time to time, be elected or appointed by the Board of Directors.

         ARTICLE IV - SECTION 2 - The PRESIDENT shall be the Chief Executive Officer of the Corporation. He shall sign or countersign all stock certificates, contracts, and other instruments of the corporation as authorized by the Board of Directors, and shall perform all such other duties as are incident to his office, or are required by him by the Board of Directors. The Board of Directors shall appoint a person to exercise the functions of the President during his absence or disability.

         ARTICLE IV - SECTION 3 - The VICE PRESIDENT, if any, shall have such powers and such duties as may be assigned to him, from time to time, by the President and/or the Board of Directors.

         ARTICLE IV - SECTION 4 - The SECRETARY shall issue notices for all meetings as required by the Bylaws, shall keep a record of the minutes of the proceedings of the meetings of the stockholders and Directors, shall have charge of the Corporate records, and shall make such reports, and perform such other duties as are incident to his office, or properly required of him by the Board of Directors. He shall be responsible that the corporation complies with Section 78-105 of the Nevada Corporation Laws, and supplies to the Nevada Resident Agent, any and all amendments to the Corporation's Articles of Incorporation and any and all amendments or changes to the Bylaws of the Corporation. In compliance with Section 78-105, he will also supply to the Nevada Resident Agent,and maintain, a current statement settling out the name of the custodian of the stock ledger, or duplicate stock ledger, and the present and complete Post Office address, including street and number, if any, where such stock ledger or duplicate stock ledger specified in the section is kept.

         ARTICLE IV - SECTION 5 - The TREASURER, if any, shall have the custody of all monies and securities of the Corporation, and shall keep regular books of account. He shall disburse the funds of the Corporation in payment of the just demands against the Corporation, or as may be ordered by the Board of Directors, making proper vouchers for such disbursements, and shall render to the Board of Directors, from time to time, as may be required of him, an account of all his transactions as Treasurer, and of the financial condition of the Corporation. He shall perform all duties incident to his office, or which are properly required of him by the Board of Directors.

         ARTICLE IV - SECTION 5- The RESIDENT AGENT shall be in charge of the Corporation's registered office in the State of Nevada, upon whom process against the Corporation may be served, and shall perform all duties required of him by statute. However, the Resident Agent shall not be an officer of the Corporation.

         ARTICLE VI, SECTION 1. - Executive Committee. The Board of Directors may appoint from among its members an Executive Committee of not less than two
(2) nor more than seven (7) members, one of whom shall be the President and shall designate one of such members as Chairman. The Executive Committee shall be charged with direct oversight of the operational management of the company, subject to specific instructions of the Board of Directors.

         ARTICLE VI, SECTION 2. - Audit Committee. The Board of Directors shall elect from its own number an Audit Committee, which shall consist of no less than two (2) Directors. Regardless of the number of Directors elected to the Audit Committee, at least two (2) members shall be independent as defined by the rules of the Securities and Exchange Commission. The Audit Committee shall act in accordance with the rules of the Securities and Exchange Commission, including selection and management of the Corporation's independent accountants.

         ARTICLE V, SECTION 3. - Compensation Committee. The Board of Directors shall elect from its own number a Compensation Committee, which shall consist of no less than two (2) Directors. The Compensation Committee shall be responsible for setting the compensation for all corporate officers.

         ARTICLE III, SECTION 4. - Other Committees. The Board of Directors may organize any other committees it deems suitable to manage the affairs of the Corporation. The members of any such committee shall be elected from its own number.


                                       2